Exhibit 99.1

DeVry Inc. Provides Update on Financial Impact of Workforce Reduction
                                Program

    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--June 23, 2005--At the William Blair & Company 25th Annual Growth Stock Conference in Chicago, DeVry Inc. (NYSE:DV), an international higher education company, provided an update on the financial impact of the company's workforce reduction programs.
    As previously announced, estimated annual savings from the second and third quarter workforce reductions are expected to be approximately $10.5 million, beginning in fiscal 2006. These workforce reductions included faculty and staff within DeVry University, Becker Professional Review and at the corporate office.
    Staff reductions implemented during the fourth quarter are expected to produce additional annual savings of approximately $6 million. The company expects to take a pre-tax charge of approximately $2.5 million in the fourth quarter related to this workforce reduction, which is in addition to the $5.2 million in charges taken in the second and third quarters of fiscal 2005.
    "We have continued to make some tough expense-related decisions, including reducing staff, which allows us to more closely align staffing levels with today's current business requirements," said Ronald L. Taylor, DeVry's chief executive officer. "While we are cutting some costs, we are also investing in our high growth areas and improving upon our student service functions, all of which is consistent with our comprehensive growth plan."

    DeVry Inc. (NYSE:DV) is the holding company for DeVry University, Ross University, Deaconess College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degrees. Deaconess College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant, certified management accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devry.com.

    Certain information contained in this release may constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Potential risks and uncertainties include, but are not limited to, market conditions, dependence on student financial aid, state and provincial approval and licensing requirements, and the other factors detailed in the company's Securities and Exchange Commission filings, including those discussed under the heading "Risk Factors" in the Company's Registration Statement on Form S-3 (No. 333-22457) filed with the SEC.

    CONTACT: DeVry Inc.
             Joan Bates (Investor), 630-574-1949
             or
             Dresner Corporate Services
             John Kroen (Media), 312-780-7204